Exhibit 10.1

Assembly Biosciences, Inc.

November 28 2016

PERSONAL AND CONFIDENTIAL

Lee D. Arnold, Ph.D.

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Re:	General Release of Claims Agreement

Dear Lee:

This letter provides notice to you that effective today, November 28, 2016 (the “Separation Date”) your employment with Assembly Biosciences, Inc. (the “Company”) is terminating without Cause, as such term is defined in your July 11, 2014 Employment Agreement (the “Employment Agreement”). The Company thanks you for your contributions and wishes you well in your future endeavors.

This letter also sets forth the terms of the general release of claims agreement between you and the Company (this “Agreement”) referenced in Section 9(b) of the Employment Agreement and you acknowledge that this Agreement becoming effective is a condition of your right to receive the Separation Benefits defined in such Section 9(b). Finally, this Agreement offers you additional benefits beyond the Separation Benefits in return for you providing transition and consulting services to the Company, as described in more detail below. You agree that such benefits set forth in Sections 2 and 3 below, to the extent that the specified conditions have been satisfied, are due solely from the Company and that the Company’s affiliated professional employer organization, Insperity PEO Services, L.P. (“Insperity”), has no independent obligation to provide such benefits, even though payment of them may be processed through Insperity.

Regardless of whether you enter into this Agreement, you shall be entitled to the Accrued Benefits as defined in Section 9(a) of the Employment Agreement. Also regardless of whether you enter into this Agreement, you will remain bound by your continuing obligations to the Company under your February 22, 2016 Proprietary Information and Inventions Agreement (the “PIIA”) and the Employment Agreement (the “Continuing Obligations”). Such Continuing Obligations include, without limitation, your confidentiality obligations, return of property obligations, non-competition obligations, and non-solicitation obligations.

The remainder of this letter sets forth the terms of the Agreement. You acknowledge that you are entering into this Agreement knowingly and voluntarily. With those understandings, you and the Company agree as follows:

1.       Separation from Employment

This confirms that your employment with the Company and Insperity shall terminate on the Separation Date. Accordingly, your right to participate in the employee benefit plans of the Company and Insperity shall cease on the Separation Date, except as noted in Section 2(d) below, if applicable. You acknowledge that you will not have earned an Annual Milestone Bonus (as defined in the Employment Agreement) for 2016.

2.       Separation Benefits

Subject to this Agreement becoming effective and your compliance with this Agreement and the Continuing Obligations, the Company shall provide you with the following “Separation Benefits” in accordance with Section 9(b) of the Employment Agreement:

(a)       Separation Pay. The Company shall provide you with continued payment of your final Base Salary (which is at the annual rate of $326,000) for a period of six (6) months following the Separation Date, less applicable taxes and withholdings (such payment being the “Separation Pay” and such six (6) month period being the “Separation Pay Period”). The first installment of the Separation Pay will be paid on the Company’s first regular payday occurring after the Effective Date (as defined in Section 7(j)) in an amount equal to the sum of payments of Base Salary, less applicable taxes and withholdings, that would have been paid if you had remained employed with the Company for the period from the Separation Date through the payment date. The remaining installments will be paid until the end of the Separation Pay Period at the same rate as the Base Salary, less applicable taxes and withholdings, in accordance with the Company’s normal payroll practices for its employees.

(b)       Acceleration of Equity Awards. All Equity Awards (as defined in the Employment Agreement) which would have vested during the six (6) months following the Separation Date shall accelerate and vest on the Effective Date, as set forth below:

Equity Award	Number of Shares Underlying Grant	Date of Grant	Vested Shares as of Separation Date	Shares to be Accelerated, Subject to the Conditions Stated in Section 2 of this Agreement
2014 Award (as defined below)	155,412	May 16, 2014	133,827	21,585

(c)       Extension of Exercise Period. The exercise period for all vested shares underlying the stock options granted to you on May 16, 2014 (as amended prior to the date hereof and corrected pursuant to Section 7(l) hereof, the “2014 Award”) shall be extended until the end of its term (May 15, 2024) unless earlier terminated in accordance with the 2014 Award.

(d)       Health Benefit. Provided that you properly and timely elect to continue your health insurance benefits (including health, dental and/or vision) under COBRA after the date of termination, the Company shall reimburse you for your applicable COBRA premiums for the Separation Pay Period or until you become eligible under another employer’s health insurance, whichever is earlier (the “Health Benefit”).

3.       Additional Benefits; Transition Services

Provided that this Agreement becomes effective, you comply with its terms and the Continuing Obligations, and you promptly and satisfactorily perform the Transition Services (defined below) and the consulting services described in Section 6, the Company shall, for purposes of your Separation Pay described in Section 2(a) and your Health Benefit described in Section 2(d), extend the Separation Pay Period from six (6) months after the Separation Date to ten (10) months after the Separation Date (the “Additional Benefits”).

For purposes of this Agreement, the “Transition Services” shall be services requested by the Company’s Chief Executive Officer on an as-needed basis between the Separation Date and December 31, 2016 (the “Transition Period”) for the purpose of transitioning your duties and responsibilities to others at the Company. You shall perform the Transition Services on an independent contractor basis at a remote location of your choice, unless requested to perform the Transition Services in the Company’s offices.

4.       Release of Claims

In consideration for, among other terms, the Separation Benefits and the Additional Benefits, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, Insperity), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you and the other Releasors have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to your employment by the Company, the Company’s decision to terminate your employment, and the termination of your employment; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, and the Indiana Civil Rights Law); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act and the Family and Medical Leave Act); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the New York Labor Law, the Indiana Wage Payment and Wage Claims Acts, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, and shall not waive any rights that cannot be waived as a matter of law.

5.       Non-Disparagement

You agree not to make any disparaging statements concerning the Company, or any of its affiliates (including, without limitation, Insperity), or its or their current or former officers, directors, shareholders, employees or agents, or any of the Company’s or its respective affiliates’ products or services. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.       Consulting Services

You agree to provide consulting services to the Company, on an independent contractor basis, and as requested by the Chief Executive Officer, for up to four (4) hours per week during the period between January 1, 2017 and the end of the Separation Pay Period; provided that the Company shall not require you to provide any such services at any times that would unreasonably interfere with your search for employment or with any subsequent employment. You agree and acknowledge that the terms of the PIIA shall be applicable to any services performed pursuant to the Transition Services and the consulting services.

7.       Other Provisions

(a)       Termination of Payments. If you breach any of your obligations under this Agreement or your Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your obligations under this Agreement or your Continuing Obligations.

(b)       Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(c)       Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company or Insperity.

(d)       Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)       Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)       Jurisdiction. You and the Company hereby agree that the state and federal courts situated in Indianapolis, Indiana shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(g)       Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Section 5 of this Agreement. You further agree that money damages would be an inadequate remedy for any breach Section 5. Accordingly, you agree that if you breach, or propose to breach, Section 5, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(h)       Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Indiana, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(i)       Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, the Company’s applicable stock option plan and your stock option agreements (as such documents may be amended by Sections 2(b), 2(c) and 3(b) above), and any other obligations specifically preserved in this Agreement.

(j)       Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Elizabeth Lacy (elizabeth@assemblybio.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. Lacy, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(k)       Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

(l)       Amendment to 2014 Award. You and Assembly Pharmaceuticals, Inc. entered into a Non-Qualified Stock Option Agreement grant dated May 16, 2014, which provided for the right to purchase 500,000 shares of Common Stock of Assembly Pharmaceuticals, Inc. (the “Original 2014 Award”), which Original 2014 Award was amended by that certain First Amendment to Non-Qualified Stock Option Agreement dated July 2014 and Second Amendment to Non-Qualified Stock Option Agreement date December 23, 2014 (the Original Award, as amended, the “Amended 2014 Award”) following the merger with Ventrus Biosciences, Inc. The Amended 2014 Award erroneously provided that the Amended 2014 Award is exercisable for 155,420 shares of common stock of the Company on a post-merger, post-reverse stock split basis when the actual number is 155,412. Accordingly, by execution below you and Company agree and acknowledge that the Amended 2014 Award is exercisable for 155,412 shares of common stock of the Company (the Amended 2014 Award, as agreed, corrected and acknowledged hereby, the “2014 Award”).

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Please indicate your agreement to the terms of this Agreement by signing and returning to Ms. Lacy the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Derek Small	December 7, 2016
	Derek Small	Date
President & Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Lee D. Arnold	December 6, 2016
Lee D. Arnold, Ph.D.	Date